KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS 2008 THIRD QUARTER RESULTS

DALLAS, TEXAS . . . November 6, 2008 .. . . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), reported net income of $24.0 million, or $1.98 per diluted share, in the third quarter of 2008 as compared to $19.8 million, or $1.98 per diluted share, in the third quarter of 2007.  The increase in net income was due primarily to the net effects of increased selling prices and shipment volumes in 2008, higher costs for ferrous scrap, energy and employee incentive compensation in 2008, a lower pension credit in 2008 and a $9.0 million gain on cancellation of debt in 2007.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits are unrelated to the ongoing operating activities of the Company, Keystone measures its overall operating performance using operating income before net pension and OPEB expense or credits.  A reconciliation of operating income as reported to operating income adjusted for pension and OPEB credits is set forth in the following table.

	Three months ended September 30,
	(In thousands)

	2007	2008
Operating income as reported	$23,882	$39,053
Defined benefit pension credit	(20,379)	(18,467)
OPEB credit	(2,201)	(2,006)
Operating income before pension and OPEB	$1,302	$18,580

The Company’s sales volumes and average per-ton selling prices for the third quarter of 2007 and 2008 were as follows:

	Sales Volume		Average Selling Prices
	Three months ended September 30,		Three months ended September 30,
	2007	2008	2007	2008
	(000 tons)		(Per ton)
Fabricated wire products	20	20	$1,109	$1,578
Wire mesh	16	14	912	1,348
Industrial wire	14	17	785	1,302
Coiled rebar	3	7	584	921
Bar	3	4	621	1,147
Wire rod	91	95	555	965
Billets	-	8	-	852
All products	147	165	695	1,106

Operating income before pension and OPEB for the third quarter of 2008 was significantly higher than operating income before pension and OPEB for the third quarter of 2007 primarily due to the net effects of the following factors:
•
higher average per-ton product selling prices resulting from price increases Keystone implemented to offset increased costs for ferrous scrap as well as increased demand for domestic wire rod and industrial wire as discussed below;

•	higher shipment volumes primarily due to lower quantities of import product available for sale and higher prices for import products as well as the weak U.S. dollar;
•	decreased costs for zinc;
•	cost savings of approximately $500,000 in 2008, resulting from a reduction-in-force at Keystone’s largest manufacturing facility during the first quarter of 2008;
•	increased costs for ferrous scrap and energy;
•	higher costs in 2008 for certain excise taxes as a result of the expiration of certain exemptions for which Keystone previously qualified;
•	increased employee incentive compensation accruals as a result of increased profitability; and
•	increased costs for workers compensation and personal injury claims under our general liability insurance.

The 2008 pension credit is lower than the pension credit for 2007 due to the component of the pension credit related to the expected return on plan assets; Keystone’s plans’ assets decreased $19.5 million during 2007.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Statements in this release that are not historical in nature are forward-looking and are not statements of fact.  Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information.  In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends.  Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy),
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products (including low-priced imports) and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income before pension and OPEB credits or expense, which is used by the Company’s management to assess its performance.  The Company believes disclosure of operating income before pension and OPEB credits or expense provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas.  The Company is a leading manufacturer of steel fabricated wire products, industrial wire, billets and wire rod.  Keystone also manufactures wire mesh, coiled rebar and steel bar.  The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

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KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
	(unaudited)

Net sales	$103,358	$183,209	$339,121	$495,375
Cost of goods sold	(96,923)	(156,867)	(319,651)	(440,170)

Gross margin	6,435	26,342	19,470	55,205

Other operating income (expense):
Selling expense	(1,601)	(2,575)	(5,032)	(6,338)
General and administrative expense	(3,532)	(5,187)	(10,253)	(12,850)
Defined benefit pension credit	20,379	18,467	61,136	55,401
Other postretirement benefit credit	2,201	2,006	6,602	6,542
Gain on legal settlement	-	-	5,400	-

Total other operating income	17,447	12,711	57,853	42,755

Operating income	23,882	39,053	77,323	97,960

Non operating income (expense):
Interest expense	(1,630)	(879)	(4,619)	(3,124)
Other income, net	447	435	999	835

Total non operating expense	(1,183)	(444)	(3,620)	(2,289)

Income before income taxes and reorganization items	22,699	38,609	73,703	95,671

Reorganization items:
Reorganization costs	(3)	(129)	(115)	(231)
Gain on cancellation of debt	9,031	-	9,031	-
Total reorganization items	9,028	(129)	8,916	(231)

Income before income taxes	31,727	38,480	82,619	95,440

Provision for income taxes	(11,921)	(14,505)	(31,108)	(35,936)

Net income	$19,806	$23,975	$51,511	$59,504

Basic and diluted income per share	$1.98	$1.98	$5.15	$5.25

Basic and diluted weighted average shares outstanding	10,000	12,102	10,000	11,336